Contact:

Ana Lopez

Evan Smith, CFA / Erica Pettit

SFBC International, Inc.

KCSA Worldwide

305-895-0304

212-896-1251 / 212-896-1248

SFBC Announces Closing of $125 Million Convertible Senior Notes Offering and

Repurchase of 820,000 Shares of Common Stock

MIAMI, August 11, 2004 -- SFBC International, Inc. (NASDAQ:  SFCC) announced today the closing of its previously announced private placement of $125 million in aggregate principal amount of its 2.25% Convertible Senior Notes due 2024. In addition, the Company completed the repurchase of 820,000 shares of its common stock.  The Company expects that the offering combined with the share repurchase will not have a dilutive effect on the Company’s 2004 earnings per share.

Gross proceeds of the convertible notes offering were $125 million. The Company used approximately $25 million of the net proceeds from the offering to repurchase 820,000 shares of its common stock at $30.43 per share. The net proceeds to SFBC, after the share repurchase and transaction costs, are expected to be approximately $95 million. The Company intends to use these remaining proceeds for acquisitions and general corporate purposes.

In connection with the convertible notes offering, the Company granted the initial purchaser a 30-day option to purchase up to an additional $18.75 million of convertible notes, which option expires on September 5, 2004.

The convertible notes were sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The convertible notes and the underlying common stock issuable upon conversion have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements. This announcement is neither an offer to sell nor a solicitation of an offer to buy any convertible notes.

Please note that this press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.

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